SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): June 18, 1997

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)

       DELAWARE                   333-15487                    54-1163725
     (State  of               (Commission File No.)           (IRS Employer
    Incorporation)                                         Identification No.)

                       1001 North 19th Street, Suite 2000
                            Arlington, Virginia 22209
          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE

          (Former Name or Former Address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On June 18, 1997, AES together with The Southern Company and The Opportunity Fund, a Brazilian investment fund, (collectively, the "AES Consortium"), acquired 14.41% of Companhia Energtica de Minas Gerais ("CEMIG"), an integrated electric utility serving the State of Minas Gerais in Brazil, for a total purchase price of approximately $1.056 billion, $654 million of the financing for which was in the form of non-recourse financing provided by Banco Nacional de Desenvolvimento Economico e Social ("BNDES"). AES's portion of the purchase price was approximately $364 million after consideration of the BNDES facility. The shares of CEMIG, which represent approximately 33% of the voting interest, have been purchased from the State of Minas Gerais in a partial privatization of CEMIG. Initially, AES and The Opportunity Fund will have a 90.6% and a 9.4% economic interest in the AES Consortium, respectively. The Southern Company has an option until January 9, 1998 to purchase up to a 25% interest in the AES Consortium from AES. Pursuant to a shareholders agreement between the AES Consortium and the State of Minas Gerais, AES will have significant operating influence, including the right to appoint the chief operating officer of CEMIG, and will otherwise share control of CEMIG with the State of Minas Gerais. CEMIG owns approximately 5,000 MW of generating plants and serves approximately 4 million customers. The foregoing transaction and the financing therefor described below are referred to herein as the "CEMIG Acquisition".

On June 30, 1997, AES acquired the international assets of Destec Energy, Inc. ("Destec"), a large independent energy producer with headquarters in Houston, Texas, at a total price to AES of approximately $436 million, which price is subject to adjustment to reflect net cash flow adjustments. NGC Corporation ("NGC"), working in conjunction with AES, was selected as the winning bidder in an auction for all of Destec at a total acquisition price of $1.27 billion. AES acquired the international assets of Destec immediately following NGC's acquisition of Destec. Destec's international assets acquired by AES include ownership interests in the following five electric generating plants (with ownership percentages in parentheses): (i) a 110 MW gas-fired combined cycle plant in Kingston, Canada (50 percent); (ii) a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50 percent); (iii) a 140 MW gas-fired simple cycle plant in Cornwall, England (100 percent); (iv) a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99 percent); and (v) a 1,600 MW coal-fired plant ("Hazelwood") in Victoria, Australia (20 percent). Each of such plants is currently in operation, except for the plant in Terneuzen which is under construction. The acquisition by AES of Destec's international assets also includes Destec's non-U.S. developmental stage power projects, including projects in Taiwan, England, Germany, the Philippines, Australia and Colombia. The foregoing transaction and the financing therefor described below are referred to herein as the "Destec Acquisition".

On May 27, 1997, a subsidiary of AES, and its partner, Community Energy Alternatives ("CEA"), acquired an aggregate of 90% (AES acquired 60% and CEA acquired 30%) of two distribution companies of Empresa Social de Energia de Buenos Aires S.A. ("ESEBA") serving certain portions of the Province of Buenos Aires, Argentina for an aggregate purchase price of $565 million. AES's portion of the purchase price after consideration of non-recourse debt was $244 million. The remaining 10% will be owned by the employees of each of the two acquired companies. The foregoing transaction is referred to herein as the "ESEBA Acquisition".

AES funded its acquisition of Destec through cash on hand and borrowings under its $425 million revolving credit facility (the "Revolver"). The net proceeds of approximately $387 million from the Company's issuance and sale of its common stock, par value $.01 per share (the "AES Common Stock"), and $2.6875 Term Convertible Securities, Series A ("TECONS") in March 1997 was temporarily applied to repay amounts outstanding under the Revolver. AES financed its acquisitions of CEMIG and ESEBA through: (i) $450 million in non-recourse bridge financing, comprised of a $250 million bridge loan (the "CEMIG Bridge") to AES CEMIG Funding Corporation, a wholly-owned subsidiary of AES, by Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), and a syndicate of banks and a $200 million bridge loan (the "ESEBA Bridge") to AESEBA Funding Corporation, a wholly-owned subsidiary of AES by Morgan Guaranty, and a syndicate of banks;
(ii) a $200 million subordinated bridge loan to AES (the "AES Bridge Loan") co-led by Morgan Guaranty, DLJ Bridge Finance, Inc., and Salomon Brothers Holding Inc.; (iii) non-recourse project debt; (iv) borrowings under AES's $425 million Revolver provided by Morgan Guaranty and a syndicate of banks and (v) cash on hand.

AES intends to repay the ESEBA Bridge and the CEMIG Bridge through a combination of proceeds from: (i) the sale of AES's interest in Hazelwood; (ii) additional borrowings at one or more AES projects; (iii) the replacement of cash reserves with letters of credit at certain AES projects; and (iv) if exercised, the proceeds from the exercise of The Southern Company's option to purchase up to a 25% interest in the AES Consortium from AES. None of the foregoing sources of funds is committed. Accordingly, there can be no assurances that such sources or any other sources will be available to repay the ESEBA Bridge and CEMIG Bridge.

The CEMIG Bridge and ESEBA Bridge mature in May 1998 or, in the case of the ESEBA Bridge, earlier if AES sells its interest in Hazelwood. The interest rates on both the CEMIG Bridge and the ESEBA Bridge will initially be LIBOR plus 2.5% and will increase by 1.0% each month beginning January 1, 1998. These loans are secured by a pledge of shares of AES Common Stock issued to a subsidiary of AES.

ITEM 5. OTHER EVENTS

     This Current Report on Form 8-K includes the 1996 and the unaudited first quarter 1997 consolidated financial statements filed under Item 7, together with the Independent Auditors' Report on the financial statements for the year ended December 31, 1996.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

a.(i) Financial statements of Businesses Acquired

     The required audited financial statements of CEMIG will be filed on or prior to August 31, 1997.


a.(ii) The Company's consolidated balance sheets as of December 31, 1996, and 1995, and March 1997 (unaudited) and the related consolidated statements of operations and cash flows for each of the three years ended December 31, 1996, 1995 and 1994, and for the three months ended March 31, 1997 and 1996 (quarterly unaudited), and related notes thereto.

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders
Of The AES Corporation:

We have audited the accompanying consolidated balance sheets of The AES Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The AES Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP



Washington, DC

January 30, 1997, except for the penultimate paragraph of Note 6 as to which the date is March 13, 1997 as to which the date is June 30, 1997

                      The AES Corporation and Subsidiaries
                          Consolidated Balance Sheets



                                                                             ------------------------------------

                                                                                 December 31,        March 31,
                                                                             ---------------------   ------------
In millions, except par values                                                 1996        1995        1997
                                                                             ---------   ---------   ------------
                                                                                                     (unaudited)
Assets
Current Assets:
 Cash and cash equivalents   .............................................     $   185     $   239      $   423
 Short-term investments   ................................................          20          58           26
 Accounts receivable, net ................................................          95          54           86
 Inventory ...............................................................          81          36           71
 Receivable from affiliates  .............................................           9          11           12
 Deferred income taxes ...................................................          65          21           49
 Prepaid expenses and other current assets  ..............................          47          27           63
                                                                                -------     -------       -------
Total current assets   ...................................................         502         446          730
Property, Plant and Equipment:
 Land   ..................................................................          30           9           30
 Electric and steam generating facilities   ..............................       1,884       1,594        1,889
 Furniture and office equipment ..........................................          14          11           14
 Accumulated depreciation and amortization  ..............................        (282)       (222)        (295)
 Construction in progress ................................................         574         158          666
                                                                                -------     -------       -------
Property, plant and equipment, net .......................................       2,220       1,550        2,304
Other Assets:
 Deferred costs, net   ...................................................          47          32           59
 Project development costs   .............................................          53          41           59
 Investments in and advances to affiliates  ..............................         491          48          590
 Debt service reserves and other deposits   ..............................         175         168          207
 Goodwill & other intangible assets, net .................................          52          37           52
                                                                                -------     -------       -------
 Other assets ............................................................          82          19           77
                                                                                -------     -------       -------
Total other assets  ......................................................         900         345        1,044
                                                                                -------     -------       -------
Total   ..................................................................     $ 3,622     $ 2,341      $ 4,078
                                                                                =======     =======       =======
Liabilities and Stockholders' Equity
Current Liabilities:
 Accounts payable   ......................................................     $    64     $    33      $    61
 Income taxes payable  ...................................................                                    4
 Accrued interest   ......................................................          25          12           31
 Accrued and other liabilities  ..........................................          95          49           70
 Other notes payable - current portion   .................................          88          50            -
 Project financing debt - current portion   ..............................         110          84          110
                                                                                -------     -------       -------
Total current liabilities ................................................         382         228          276
Long-Term Liabilities:
 Project financing debt   ................................................       1,558       1,098        1,841
 Other notes payable   ...................................................         450         125          325
 Deferred income taxes ...................................................         243         170          228
 Other long-term liabilities .............................................          55          13           56
                                                                                -------     -------       -------
Total long-term liabilities  .............................................       2,306       1,406        2,450
Minority Interest   ......................................................         213         158          211
Commitments and Contingencies   ..........................................           -           -            -
Company-obligated Mandatorily Redeemable Preferred Securities of
 AES .....................................................................           -           -          250
Stockholders' Equity:
Preferred stock (no par value; 1 million shares authorized; none issued).            -           -            -
Common stock ($.01 par value; 100 million shares authorized; shares
 issued and outstanding: 1996 - 77.4 million; 1995 - 74.8 million).                  1           1            1
Additional paid-in capital   .............................................         360         293          509
Retained earnings   ......................................................         396         271          436
Cumulative foreign currency translation adjustment   .....................         (33)        (10)         (52)
Less treasury stock at cost (1996 - .1 million shares; 1995 -
 .3 million shares) ......................................................          (3)         (6)          (3)
                                                                                -------     -------       -------
Total stockholders' equity   .............................................         721         549          891
                                                                                -------     -------       -------
Total   ..................................................................     $ 3,622     $ 2,341      $ 4,078
                                                                                =======     =======       =======


                 See Notes to Consolidated Financial Statements.

                      The AES Corporation and Subsidiaries
                     Consolidated Statements of Operations

                                                          -----------------------------------------------------
                                                                                                Three Months
                                                                                                     Ended
                                                                     December 31,                 March 31,
                                                           ---------------------------------   ----------------
In millions, except per share amounts                        1996        1995        1994      1997      1996
                                                           ---------   ---------   ---------   -------   ------
                                                                                                 (unaudited)
Revenues:
 Sales  ................................................     $  824      $  672      $  514    $258      $171
 Services  .............................................         11           7          19      3        1
                                                              ------      ------      ------    ----     ------
Total revenues   .......................................        835         679         533    261       172
Operating Costs and Expenses:
 Cost of sales   .......................................        495         388         252    165       97
 Cost of services   ....................................          7           6          13      2        1
 Selling, general and administrative expenses  .........         35          32          32      9        9
 Provision to reduce contract receivable ...............         20           -           -      7        -
                                                              ------      ------      ------    ----     ------
Total operating costs and expenses .....................        557         426         297    183        107
                                                              ------      ------      ------   -----     ------
Operating Income .......................................        278         253         236     78       65
Other Income and (Expense):
 Interest expense   ....................................       (144)       (127)       (125)   (44)      (30)
 Interest income .......................................         24          27          22      8        5
 Equity in earnings of affiliates (net of income tax) .          35          14          12     16        5
                                                              ------      ------      ------   -----     ------
Income Before Income Taxes,
 Minority Interest,
 and Extraordinary Item   ..............................        193         167         145     58       45
Income Taxes  ..........................................         60          57          44     16       15
Minority Interest   ....................................          8           3           3      2        1
                                                              ------      ------      ------    ----     ------
Income Before Extraordinary Item   .....................        125         107          98     40       29
Extraordinary item - net gain on extinguishment of
 debt (less applicable income taxes of $1)  ............          -           -           2      -        -
                                                              ------      ------      ------    ----     ------
Net Income .............................................     $  125      $  107      $  100     $40      $29
                                                              ======      ======      ======    ====     ======
Net Income Per Share:
 Before extraordinary gain   ...........................     $ 1.62      $ 1.41      $ 1.30    $0.50     $0.38
 Extraordinary gain ....................................          -           -        0.02      -
                                                              ------      ------      ------    ----      -----
Net Income Per Share   .................................     $ 1.62      $ 1.41      $ 1.32    $0.50     $0.38
                                                              ======      ======      ======   =====     ======

                 See Notes to Consolidated Financial Statements.

                      The AES Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows

                                                           ---------------------------------------------------
                                                                                                Three Months
                                                                  For the Years Ended               Ended
                                                                     December 31,                 March 31,
                                                           ---------------------------------   ---------------
In millions, except per share amounts                          1996       1995       1994      1997      1996
                                                           -----------   --------   --------   -------   -----
                                                                                                 (unaudited)
Operating Activities:
Net income .............................................     $    125      $  107     $  100    $40      $ 29
Adjustments to net income:   ...........................
 Depreciation and amortization  ........................           65          55         43    15         14
 Provision for deferred taxes   ........................           26          48         39     5         14
 Undistributed earnings of affiliates ..................          (20)          3         (3)  (16)        (4)
 Payments for deferred financing costs   ...............          (13)         (3)        (6)
 Other  ................................................            6           4          -   (12)         1
 Changes in working capital  ...........................           (7)        (17)        (9)  (22)        (9)
                                                              --------      ------     ------  ------    -----
Net cash provided by operating activities   ............          182         197        164    10         45
Investing Activities:
Property additions  ....................................         (506)       (171)       (10)  (97)       (45)
Acquisitions, net of cash acquired .....................         (148)       (121)         -     -        (20)
Sale of short-term investments  ........................          103         254        132                8
Purchase of short-term investments .....................          (66)       (218)      (204)   (6)         -
Affiliate advances and investments .....................         (430)        (10)         -   (90)        (1)
Project development costs ..............................          (16)        (22)       (17)   (6)        (2)
Debt service reserves and other assets   ...............          (72)        (55)       (21)   (39)       (6)
                                                              --------      ------     ------  ------    -----
Net cash used in investing activities ..................       (1,135)       (343)      (120)  (238)      (66)
Financing Activities:
Net borrowings (repayments) under the revolver .........          163          50          -   (213)      (19)
Issuance of company-obligated mandatorily
 redeemable preferred securities ("TECONS") ............            -           -          -   244          -
Issuance of project financing debt and other notes pay-
 able                                                             802         133          -    296        20
Repayments of project financing debt  ..................          (75)        (63)       (72)  (12)       (12)
Other liabilities   ....................................           (3)          8          -
Contributions by minority interests   ..................           10           7        152     2         (1)
Sale (repurchase) of common stock  .....................            2          (5)         -    149         1
                                                              --------      ------     ------  ------    -----
Net cash provided by financing activities   ............          899         130         80   466        (11)
Increase/(decrease) in cash and cash
 equivalents  ..........................................          (54)        (16)       124   238        (32)
Cash and cash equivalents, beginning  ..................          239         255        131   185        239
                                                              --------      ------     ------  ------    -----
Cash and cash equivalents, ending  .....................     $    185      $  239     $  255   $423      $207
                                                              ========      ======     ======  ======    =====
Supplemental disclosures:
Cash payments for interest   ...........................     $    134      $  120     $  127    $38      $ 23
Cash payments for income taxes  ........................           32           6          3    11          1


                 See Notes to Consolidated Financial Statements.

                      THE AES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The AES Corporation and its subsidiaries and affiliates (collectively "AES" or the "Company") is a global power company primarily engaged in developing, owning and operating electric power generating facilities.

Principles of Consolidation - The consolidated financial statements of the Company include the accounts of AES, its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method. The accounts of AES China Generating Co. Ltd. ("AES Chigen"), a controlled affiliate, are consolidated based on its fiscal year ended November 30. Intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents - The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with an original maturity of three months or less as cash and cash equivalents.

Investments - Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at historical cost. Other investments that the Company does not intend to hold to maturity are classified as available-for-sale, and any unrealized gains or losses are recorded as a separate component of stockholders' equity. Interest and dividends on investments are reported in interest income. Short-term investments consist of investments with original maturities in excess of three months but less than one year. Debt service reserves and other deposits, which might otherwise be considered cash and cash equivalents are treated as noncurrent assets (see Note 3).

Inventory - Inventory, valued at the lower of cost or market (first in, first out method), consists of coal, raw materials, spare parts, and supplies. Inventory consists of the following (in millions):

                                              --------------
                                               December 31,
                                              --------------
                                              1996     1995
                                              ----     ----
Coal and other raw materials   ............   $57      $ 24
Spare parts, materials and supplies  ......    24        12
                                              ---      ----
Total  ....................................   $81      $ 36
                                              ===      ====

Property, Plant and Equipment - Property, plant and equipment is stated at cost including the cost of improvements. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite lives of the assets, which range from 3 to 40 years. Maintenance and repairs are charged to expense as incurred. Emergency and rotable spare parts inventories are included in electric and steam generating facilities and are depreciated over the useful life of the related components.

Intangible Assets - Goodwill and other intangible assets are amortized on a straight-line basis over their estimated periods of benefit or their estimated lives, which range from 30 to 40 years. Intangible assets at December 31, 1996 and 1995 are shown net of accumulated amortization of $3 million and $1 million, respectively. The Company will review its goodwill and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Construction in Progress - Construction progress payments, engineering costs, insurance costs, wages, interest and other costs relating to construction in progress are capitalized. Construction in progress balances are transferred to electric and steam generating facilities when the assets are ready for their intended use. Interest capitalized during development and construction totaled $27 million, $8 million and $2 million in 1996, 1995 and 1994, respectively.

Deferred Costs - Financing costs are deferred and amortized using the straight-line method over the related financing period, which does not differ materially from the effective interest method of amortization. Deferred costs are shown net of accumulated amortization of $36 million and $31 million for 1996 and 1995, respectively.

Project Development Costs - The Company capitalizes the costs of developing new projects. These costs represent amounts incurred for professional services, salaries, permits, options, capitalized interest and other related direct costs. These costs are included in investments in affiliates, or property when financing is obtained, or expensed at the time the Company determines that a particular project will no longer be developed. The continued capitalization is subject to on-going risks related to successful completion, including those related to political, siting, financing, construction, permitting and contract compliance. Certain reimbursable costs related to one of the projects have been classified as other assets at December 31, 1996.

Foreign Currency Translation - Foreign subsidiaries and affiliates translate their assets and liabilities into U.S. dollars at the current exchange rates in effect at the end of the fiscal period. The gains or losses that result from this process, and gains and losses on intercompany transactions which are long-term in nature, and which the Company does not intend to repatriate are shown in the cumulative foreign currency translation adjustment balance in the stockholders' equity section of the balance sheet. The revenue and expense accounts of foreign subsidiaries and affiliates are translated into U.S. dollars at the average exchange rates that prevailed during the period.

Revenue Recognition and Concentration - Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates as specified under contract terms. Most of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of its revenues. Five customers accounted for 20%, 16%, 16%, 11% and 10% of revenues in 1996, four customers accounted for 24%, 18%, 18% and 13% of revenues in 1995, and four customers accounted for 31%, 23%, 22% and 11% of revenues in 1994. The prolonged failure of any of these customers to fulfill its contractual obligations could have a substantial negative impact on AES's revenues and profits. However, the Company does not anticipate non-performance by the customers under these contracts.

Interest Rate Swap and Cap Agreements - The Company enters into interest rate swap and cap agreements as a hedge against interest rate exposure on floating rate project financing debt. The transactions are accounted for as a hedge and interest is expensed or capitalized, as appropriate, using the effective interest rates. Any fees or payments are amortized as yield adjustments. These derivative financial instruments are classified as other than trading.

Net Income Per Share - Net income per share is based on the weighted average number of common stock and common stock equivalents outstanding, after giving effect to stock splits and stock dividends. Common stock equivalents result from dilutive stock options, warrants and deferred compensation arrangements. The effect of such common stock equivalents on net income per share is computed using the treasury stock method. The shares used in computing net income per share were 77.3 million, 75.9 million, and 75.8 million for 1996, 1995 and 1994, respectively. Primary and fully diluted earnings per share are approximately the same.

New  Accounting  Pronouncements  -  Statement  of Financial Accounting Standards
(SFAS) No. 128 "Earnings Per Share," was issued in early 1997. SFAS No. 128 is effective for periods ending after December 15, 1997 and early adoption is not permitted. SFAS No. 128 requires the Company to compute and present basic and diluted earnings per share. Had the Company computed earnings per share in accordance with SFAS No. 128 the basic and diluted amounts would have been as follows:

                                     -------------------------------------------
                                                                  Quarters Ended
                                      Years ended December 31,      March 31,
                                     --------------------------  ---------------
                                     1996      1995      1994    1997      1996
                                     -------   -------   ------  -------   -----
                                                                   (unaudited)
Basic earnings per share .........   $1.65     $1.43     $1.34   $0.52     $0.38
Diluted earnings per share  ......   $1.59     $1.40     $1.31   $0.50     $0.37


Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates. Actual results could differ from those estimates.

Reclassifications - Certain reclassifications have been made to prior period amounts to conform with the 1996 presentation.

Unaudited quarterly data - Such data, includes all such adjustments considered necessary for a fair presentation. Such information is not indicative of the results for a full year.

2. ACQUISITIONS

In March 1996, the Company, through a subsidiary acquired a 98% interest in Hidrotermica San Juan, S.A., ("AES San Juan"), which is the owner and operator of a 78 megawatt Power Supply Business in the province of San Juan, Argentina. The facility, which sells electricity into the Argentine spot market, includes a 45 megawatt hydroelectric power plant and a 33 megawatt gas combustion plant. As a result of this acquisition, the Company acquired intangible assets of $17 million which are being amortized over the life of the hydroelectric concession of 30 years.

In May 1996, AES, through certain subsidiaries, acquired for approximately $393 million, common shares representing an 11.35% interest in Light Servicos de Electricidade S. A. ("Light"), a publicly-held Brazilian corporation that operates as the concessionaire of an approximately 3,800 megawatt integrated electric power generation, transmission and distribution system which serves Rio de Janeiro, Brazil. The AES subsidiary which owns an interest in Light is participating in a consortium established through a shareholders' agreement that owns a 50.44% controlling interest. As a result, the Company has the ability to exert significant influence over the operation of Light, and is recording its investment using the equity method.

In August 1996, the Company, through a subsidiary, acquired a controlling interest in three power plants totaling 1,281 MW and a coal mine through the purchase of an 81% share of Tiszai Eromu Rt. ("AES Tiszai") an electricity generation company in Hungary for $110 million, and in December 1996 acquired an additional 13% for $17 million.

Also, in August 1996, the Company acquired, through a subsidiary, a majority controlling interest in a 4,000 megawatt coal-fired facility in Kazakstan, ("AES Ekibastuz"), for approximately $3 million. The facility sells power to a government-owned utility under a 35 year power purchase agreement. Through December 31, 1996, approximately $35 million (excluding VAT) has been billed under the power sales contract for electricity delivered of which the purchaser has paid approximately $5 million. The Company has recorded a provision of $20 million to reduce the carrying value of the contract receivable at December 31, 1996 to $10 million. As of December 31, 1996, the net assets of the project were $24 million, a portion of which was represented by the contract receivable referred to above. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries of electricity under the power sales contract.

In January 1995, a subsidiary of the Company acquired the remaining outstanding debt of AES Deepwater, a 140 megawatt cogeneration plant in Pasadena, Texas, for $65 million from a syndicate of lenders. Prior to that date, the Company did not maintain or exercise control or significant influence over the utilization of the AES Deepwater facility, and accordingly, recorded its investment using the cost method. The acquisition resulted in the creation of goodwill of approximately $24 million which is being amortized over the remaining estimated life of the plant.

In June and July 1995, a subsidiary of the Company increased its ownership interest in Central Termica San Nicolas, S. A. ("AES San Nicolas"), a 650 megawatt power plant located in San Nicolas, Argentina from approximately 34% to approximately 69% by purchasing the interests of two former minority shareholders. The 1995 purchase price was $24 million. The net results attributable to the Company's non-owned portion of earnings from AES San Nicolas in 1995 is reflected as minority interest.

In addition, in December 1995, another subsidiary of the Company purchased Hidroelectrica Rio Juramento S.A. ("AES Rio Juramento") a 112 megawatt hydroelectric system in the province of Salta, Argentina for $43 million. As a result of this acquisition, the Company acquired intangible assets of $14 million which are being amortized over the life of the hydroelectric concession of 30 years.

These acquisitions were accounted for as purchases. The purchase price allocations for Light, AES Tiszai and AES Ekibastuz have been completed on a preliminary basis, subject to adjustments resulting from new or additional facts that may come to light when the engineering, environmental, and legal analyses are completed during the allocation period. The accompanying financial statements include the operating results of AES Tiszai from August 1, 1996, the operating results of AES Ekibastuz from August 10, 1996, equity earnings from Light from June 10, 1996, and the operating results of AES Deepwater from January 20, 1995, the operating results of AES San Nicolas from January 1, 1995 and the operating results of AES Rio Juramento from December 1, 1995. The following table presents supplemental unaudited proforma operating results as if all of the acquisitions had occurred at the beginning of 1995 (in millions, except per share amounts):

                                           -------------------
                                           For the Years Ended
                                               December 31,
                                           -------------------
                                             1996       1995
                                           --------    -------
Revenues ..............................     $1,013       $892
Net income ............................        100         91
Earnings per share  ...................      $1.29      $1.20


The pro forma results are based upon assumptions and estimates which the Company believes are reasonable. The pro forma results do not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred on January 1, 1995, nor are they intended to be a projection of future results.

3. INVESTMENTS

At December 31, 1996 AND 1995, the Company's investments were classified as either held-to-maturity or available-for-sale. The amortized cost and estimated fair value of the investments at December 31, 1996 and 1995 classified as held-to-maturity and available-for-sale were approximately the same.

The short-term investments and debt service reserves and other deposits were invested as follows (in millions):

                                                                  --------------
                                                                    December 31,
                                                                  --------------
                                                                   1996     1995
                                                                  -------  -----
Restricted cash and cash equivalents   ..........................  $104     $144
Held-to-maturity US treasury and government agency securities  ..     1       33
Foreign certificates of deposit  ................................     -        3
Commercial paper  ...............................................    39        3
Floating rate notes  ............................................     -        6
                                                                   -----    ----
Subtotal ........................................................    40       45
Available-for-sale:
US treasury and government agency securities ....................    43       30
Certificates of deposit .........................................     3        4
Commercial paper  ...............................................     5        -
Foreign certificates of deposit  ................................     -        3
                                                                   -----    ----
Subtotal ........................................................    51       37
                                                                   -----    ----
Total ...........................................................  $195     $226
                                                                   =====    ====


Short-term investments classified as held-to-maturity and available-for-sale were $9 and $11 million, respectively, at December 31, 1996 and $44 million and $14 million, respectively, at December 31, 1995.

4. Investments In and Advances To Affiliates

The following table presents summarized financial information (in millions) for equity method affiliates on a combined 100% basis. Amounts presented include the accounts of NIGEN, Ltd. (47% owned UK affiliate), Medway Power Ltd. (25% owned UK affiliate), Light (11.35% owned Brazilian affiliate) and AES Chigen's affiliates at December 31, 1996, and for the year then ended, the accounts of NIGEN, Ltd. and Medway Power Ltd. at December 31, 1995 and 1994 and for the years then ended, and the accounts of San Nicolas (34% owned Argentine affiliate) at December 31, 1994 and for the year then ended.

                                 ---------------------------
                                  1996       1995      1994
                                 --------   -------   ------
Sales ........................   $1,960        $276   $ 335
Operating income  ............      498          86      75
Net income  ..................      383          49      33
Current assets ...............      891         171     156
Noncurrent assets ............    4,928         949   1,030
Current liabilities  .........      868          70     133
Noncurrent liabilities  ......    2,111         973     945
Stockholders' equity .........    2,840          77     108


In 1994, NIGEN, Ltd. refinanced its outstanding project financing loan through a public debenture offering. The extinguishment of such debt resulted in an extraordinary loss of $7 million. The Company's share, $2 million, net of taxes, is included in the accompanying financial statements as an extraordinary loss.

The Company's share of undistributed earnings of affiliates included in consolidated retained earnings was $33 million and $13 million at December 31, 1996 and 1995, respectively. The Company charged and recognized management fees and interest on advances to its affiliates which aggregated $9 million, $8 million and $18 million for each of the years ended December 31, 1996, 1995 and 1994, respectively.

5. DEBT

Project Financing Debt - Project financing debt at December 31, 1996 and 1995 consisted of the following (in millions):

                                           Interest
                                             Rate
                                           @ 12/31/96     Final Maturity       1996       1995
                                           ------------   ----------------   ---------   --------
Senior Debt-floating
AES Beaver Valley  .....................          7.4%        1998             $    21    $   33
AES Thames   ...........................          6.8%        2004                 163       181
AES Shady Point ........................          7.4%        2004                 306       320
AES Barbers Point  .....................          6.5%        2007                 325       340
AES Lal Pir  ...........................          5.0%        2008                 135        28
AES Pak Gen  ...........................          5.1%        2010                  90         -
AES Coral Reef  ........................         10.1%        2003                 168         -
AES Warrior Run ........................          6.7%        2014                  37        22
Other  .................................         10.4%        2001                   8         -
Senior Debt-fixed
AES Placerita-capital lease ............          8.1%        2009                 105       111
AES Warrior Run-tax exempt bonds  ......          7.4%        2019                  74        74
AES Pak Gen  ...........................          4.3%        2007                  85         -
AES San Nicolas ........................         10.4%        2000                  80         -
Subordinated Debt  .....................         13.6%        2010                  71        73
                                                                                -------   -------
Subtotal  ..............................                                         1,668      1182
Less current maturities  ...............                                          (110)      (84)
                                                                                -------   -------
Total  .................................                                       $ 1,558    $1,098
                                                                                =======   =======

Project financing debt borrowings are primarily collateralized by the capital stock of the project subsidiary, the physical assets of such facility and all project agreements associated with such facility.

In 1994, the Company purchased and retired subordinated project financing debt and accrued interest at AES Placerita, resulting in an extraordinary gain of $4 million, net of taxes.

The Company has interest rate swap agreements in an aggregate notional principal amount of $550 million at December 31, 1996. The swap agreements effectively change the interest rate on the portion of the debt covered by the notional amounts, to a weighted average fixed rate ranging from approximately 9.5% to 10.5%. The agreements expire at various dates from 1997 through 2007. In the event of nonperformance by the counterparties, the subsidiaries may be exposed to increased interest rates, however, the Company does not anticipate nonperformance by the counterparties, which are multinational financial institutions. At December 31, 1996, subsidiaries of the Company have interest rate cap agreements at a ceiling of approximately 12.5% with remaining terms ranging from three to six years in an aggregate notional amount of $280 million.

AES Shady Point and AES Barbers Point have issued commercial paper supported by irrevocable letters of credit issued by multinational financial institutions. In the event of nonperformance or credit deterioration of these institutions, the Company may be exposed to the risk of higher effective interest rates. The Company does not believe that such nonperformance or credit deterioration is likely.

Other Notes Payable - Other notes payable at December 31, 1996 and 1995 consisted of the following (in millions):

                                              Interest Rate
                                              @ 12/31/96       Final Maturity     1996      1995
                                              --------------   ----------------  -------   ------
Corporate revolving bank loan(1)  .........          7.40%         1998            $ 213    $ 50
Senior subordinated notes   ...............          9.75%         2000               75      75
Convertible subordinated debentures  ......          6.50%         2002                -      50
Senior subordinated notes   ...............         10.25%         2006              250       -
                                                                                    -----   -----
 Subtotal .................................                                          538     175
Less current maturities  ..................                                          (88)    (50)
                                                                                    -----   -----
 Total ....................................                                        $ 450    $125
                                                                                    =====   =====

----------

(1) Floating rate loan.

Under the terms of the $425 million corporate revolving bank loan and letter of credit facility ("Revolver"), the Company must reduce its direct borrowings to $125 million for 30 consecutive days annually to obtain additional loans. Commitment fees on the unused portion at December 31, 1996 are .375% per annum, and as of that date $89 million was available. The Company's 9 3/4% senior subordinated notes due 2000 ("9 3/4% Notes) and 10 1/4% senior subordinated notes due 2006 ("10 1/4% Notes") are general unsecured obligations of the Company. The 9 3/4% Notes are redeemable at the Company's option, in whole or in part, beginning June 1997 at redemption prices in excess of par and are redeemable at par beginning June 1999. The 10 1/4% Notes are redeemable at the Company's option, in whole or in part, beginning July 2001 at redemption prices in excess of par and are redeemable at par beginning July 2003. The Company's convertible subordinated debentures ("Debentures") were converted into common stock of the Company at the rate of $26.16 per common share on August 30, 1996.

Future Maturities of Debt - Scheduled maturities of total long-term debt at December 31, 1996 are (in millions):

         1997  ....................................   $  198
         1998  ....................................      132
         1999  ....................................      303
         2000  ....................................      269
         2001  ....................................      202
         Thereafter  ..............................    1,102
                                                      -------
         Total ....................................   $2,206
                                                      =======

Covenants - The terms of the Company's Revolver, 9 3/4% Notes, 10 1/4% Notes, and project financing debt agreements contain certain covenants and provisions. The covenants provide for, among other items, maintenance of certain reserves, and require that minimum levels of working capital, net worth and certain financial ratio tests are met. The most restrictive of these covenants include limitations on incurring additional debt and on the payment of dividends to shareholders.

The project financing debt limitations of AES's subsidiaries permit the payment of dividends to the parent company out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods. As of December 31, 1996, approximately $63 million was available under project loan documents for distribution by U.S. subsidiaries.

AES Chigen Notes - Subsequent to its fiscal year end, AES Chigen issued $180 million of 10 1/8% Notes due 2006.

6. COMMITMENTS AND CONTINGENCIES

As of December 31, 1996, the Company and its consolidated subsidiaries are obligated under long-term non-cancelable operating leases, primarily for office rental and site leases. Rental expense for operating leases was $4 million, $3 million and $2 million in the years ended 1996, 1995 and 1994, respectively. The future minimum lease commitments under these leases are $6 million each year for 1997 and 1998, $5 million for 1999, $2 million each year for 2000 and 2001, and $56 million for the years thereafter.

Operating subsidiaries of the Company enter into various long-term contracts for the purchase of fuel subject to termination only in certain limited circumstances. These contracts have remaining terms of 3 to 11 years.

Guarantees - In connection with certain of its project financing, acquisition, disposition, and power purchase agreements, AES has expressly undertaken limited obligations and commitments most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments, excluding letter of credit obligations discussed below, were limited as of December 31, 1996, by the terms of the agreements, to an aggregate of approximately $176 million. The Company is also obligated under other commitments which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These amounts aggregated $33 million as of December 31, 1996.

Letters of Credit - At December 31, 1996 and 1995, the Company had $123 million and $56 million, respectively, of letters of credit outstanding under its credit facility which operate to guarantee performance relating to certain project development activities and subsidiary operations. The Company pays a letter of credit fee of 1.75% on the outstanding amounts.

Litigation - On February 25, 1993, an action was filed, jointly and severally, in the 10th Judicial District Court, Galveston County, Texas against the Company, over 25 other corporations (including major oil refineries and chemical  companies)  and  utilities,  a  utility  district,  four Texas cities,
McGinnes Industrial Maintenance Corporation, Roland McGinnes and Lawrence McGinnes, claiming personal injuries, property, and punitive damages of $20 billion, arising from alleged releases of hazardous and toxic substances to air, soil and water at the McGinnes waste disposal site located in Galveston County. This matter was consolidated with two other related cases in December 1993. The complaint sets forth numerous causes of action, including fraud, negligence and strict liability, including, among other things, allegations that the defendants sent hazardous, toxic and noxious chemicals and other waste products to the McGinnes site for disposal. In March 1995, the Company entered into a settlement agreement with certain plaintiffs, pursuant to which the Company paid seven thousand dollars in return for withdrawal of their claims against the Company. Based on the Company's investigation of the case to date, the Company believes it has meritorious defenses to each and every cause of action stated in the complaint and this action is being vigorously defended. The Company believes that the outcome of this matter will not have a material adverse effect on its results of operations or financial position.

On December 17, 1996, AES was named defendant in a complaint filed in the Court of Chancery in Delaware. The suit was brought by the holder of 750 shares of AES Chigen Class A Common Stock individually and on behalf of a purported class of public shareholders of AES Chigen in response to an amalgamation to be entered into between AES Chigen and AES. The complaint alleges, among other things, that AES breached its alleged fiduciary duty as a controlling shareholder to treat the class with fairness, and questions the sufficiency of the consideration to be paid to AES Chigen shareholders. The complaint sought damages and injunctive relief. AES Chigen was not named in the suit. On March 13, 1997 settlement was reached subject to court approval.

The Company is involved in certain other legal proceedings in the normal course of business. It is the opinion of the Company that none of the pending litigation is expected to have a material adverse effect on its results of operations or financial position.

7. STOCKHOLDERS' EQUITY


                                                                           -----------------------------
                                                                             1996       1995       1994
                                                                           --------   --------   -------
In millions
Common stock
 Balance at January 1 and December 31  .................................    $    1     $    1     $   1
                                                                             ======     ======     =====
Additional paid-in capital
 Balance at January 1   ................................................    $  293     $  240     $ 203
 Issuance of common stock under benefit plans and exercise of stock op-
  tions and warrants                                                             3          2         2
 Tax benefit associated with the exercise of options  ..................        15          -         -
 Issuance of common stock on conversion of 6.5% subordinated deben-
  tures, net ($26.16 per share)                                                 49          -         -
 Common stock dividends (1994-3% per share)  ...........................         -          -        47
 AES Chigen Class A redeemable common stock  ...........................         -         51       (12)
                                                                             ------     ------     -----
Balance at December 31  ................................................    $  360     $  293     $ 240
                                                                             ======     ======     =====
Retained earnings
 Balance at January 1   ................................................    $  271     $  164     $ 111
 Net income for the year   .............................................       125        107       100
 Common stock dividends (1994-3% per share)  ...........................         -          -       (47)
                                                                             ------     ------     -----
Balance at December 31  ................................................    $  396     $  271     $ 164
                                                                             ======     ======     =====
Cumulative foreign currency translation adjustment
 Balance at December 31 ................................................    $  (33)    $  (10)    $  (3)
                                                                             ======     ======     =====
Treasury stock
 Balance at December 31 ................................................    $   (3)    $   (6)    $   -
                                                                             ======     ======     =====


Stock Split and Stock Dividend - On December 7, 1993, the Board of Directors authorized a three-for-two split, effected in the form of a stock dividend, payable to stockholders of record on January 15, 1994. Additionally, on February 17, 1994, the Company declared a 3% stock dividend, payable to stockholders of record on March 10, 1994. Accordingly, all outstanding share, per share and stock option data in all periods presented have been restated to reflect the split and the 3% stock dividend.

On July 30, 1996, the Company exercised its right to redeem the Debentures at a redemption price equal to approximately 104% of the principal amount of the debentures, together with accrued interest through the date of redemption. As a result, $49.7 million of the debentures were converted into 1.9 million shares of common stock of the Company at a conversion price of $26.16 per share.


Stock Options and Warrants - The Company has granted options for shares of common stock under its stock option plans. Under the terms of the plans, the Company may issue options to purchase shares of the Company's common stock at a price equal to 100% of the market price at the date the option is granted. The options become eligible for exercise under various schedules. At December 31, 1996, there were approximately 2 million shares reserved for future grants under the plans. A summary of the option activity follows (in thousands of shares):


                                                                         December 31,
                                            ------------------------------------------------------------------------
                                                              1996                     1995                     1994
                                            ----------------------   ----------------------   ----------------------
                                                       Weighted-                Weighted-                Weighted-
                                                       Average                  Average                  Average
                                                       Exercise                 Exercise                 Exercise
                                            Shares     Price         Shares     Price         Shares     Price
                                            --------   -----------   --------   -----------   --------   -----------
Options outstanding-beginning of year  ..      4,063   $14.56           3,540    $12.07         2,999     $9.78
Exercised during the year   .............       (480)   10.69            (355)    17.71         (187)      2.65
Forfeitures during the year  ............       (216)   20.55             (57)    18.36          (12)     13.17
Granted during the year   ...............        643    38.78             935     20.04          740      18.91
                                              ------   -------         ------   -------       ------     ------
Outstanding-end of year   ...............      4,010    18.59           4,063     14.56        3,540      12.07
                                              ------   -------         ------   -------       ------     ------
                                                       $
Eligible for exercise-end of year  ......      2,132    12.86           1,209     $9.03        1,059      $6.02
                                              ======   =======         ======   =======       ======     ======


The following table summarizes information about stock options outstanding at December 31, 1996 (in thousands of shares):


                                             Options Outstanding                            Options Exercisable
                           ------------------------------------------------------- --------------------------------------
                                                Remaining Life   Weighted-Average                      Weighted-Average
 Range of Exercise Prices  Total Outstanding        (in years)     Exercise Price  Total Exercisable     Exercise Price
-------------------------- ------------------- ---------------- ------------------ ------------------- -----------------
$1.55 to $6.47............          1,013               3.3             $5.14               1,011              $5.14
$11.65 to $19.75 .........          1,261               6.9             17.54                 492              17.44
$20.00 to $28.88 .........          1,248               8.3             20.97                 593              20.79
$31.75 to $44.13 .........            488              10.0             43.14                  36              36.31
                                   ------                                                  ------
Total   ..................          4,010                                                   2,132
                                   ======                                                  ======


The Company accounts for its stock-based compensation plans under APB No. 25, and as a result, no compensation expense has been recognized in connection with the options, as all options have been granted only to AES people, including Directors, with an exercise price equal to the market price of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%, 5.5%, and 7.5% and expected volatility of 28%, 24%, and 22% for the years ended 1996, 1995 and 1994, respectively, a dividend payout rate of zero for each year and an expected option life of 7 years. Using these assumptions, the weighted average fair value of the stock options granted is $17.61 and $8.17 for 1996 and 1995, respectively. There were no adjustments made in calculating the fair value to account for vesting provisions or for non-transferability or risk of forfeiture.

Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share for the year ended December 31, 1996, 1995 and 1994 would have been reduced to the following pro forma amounts (in millions):

                                                  For the Years Ended
                                                      December 31,
                                               --------------------------
                                                1996      1995      1994
                                               -------   -------   ------
Net Income:
 As Reported  ..............................    $ 125     $ 107     $ 100
 Pro forma .................................      121       106       100
Net income per common share:
 As Reported  ..............................    $1.62     $1.41     $1.32
 Pro forma .................................     1.57      1.40      1.32


The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or change in dividend policy.

In addition to the options described above, the Company has outstanding warrants to purchase up to 0.7 million shares of its common stock at $29.43 per share through July 2000, which were issued as partial settlement of a shareholder class action suit and were expensed in 1995. Warrants exercised under this settlement were not significant at December 31, 1996.

AES China Generating Co. Ltd. - During 1994, AES Chigen completed an initial public offering for the sale of 10.2 million shares of Class A redeemable common stock. Prior to the offering, AES contributed $50 million to AES Chigen for 7.5 million shares of Class B common stock. AES, as the sole Class B holder, is entitled to elect one-half of the board of directors of AES Chigen. As of December 22, 1995, AES Chigen had entered into binding commitments to invest in excess of $50 million in power projects in the People's Republic of China and the previously held right of Class A Shareholders to require AES Chigen to repurchase their shares has expired. As a result, the Company has allocated the net proceeds from the issuance of the Class A shares to additional paid-in capital and minority interest during 1995. In November 1996, the Company and AES Chigen signed a definitive agreement for the Company to acquire the approximately 8.2 million outstanding Class A shares of AES Chigen. The acquisition will be accomplished by amalgamating AES Chigen with a wholly owned subsidiary of the Company. Subject to approval of the holders of the Class A common stock, AES Chigen shareholders will receive shares of the Company common stock at an exchange rate of 0.29 shares of the Company's common stock for each share of AES Chigen common stock.

8. INCOME TAXES

Income   Tax   Provision  - The  provision  for  income  taxes  attributable  to continuing operations consists of the following (in millions):

                                                  --------------------------
                                                     For the Years Ended
                                                         December 31,
                                                  --------------------------
                                                   1996      1995      1994
                                                  -------   -------   ------
Federal
 Current   ....................................     $ 19        $ 4    $ 2
 Deferred  ....................................       27         47     35
State
 Current   ....................................       12          5      4
 Deferred  ....................................       (2)         1      3
Foreign
 Current   ....................................        3          -      -
 Deferred  ....................................        1          -      -
                                                     ----      ----    ----
Total   .......................................     $ 60        $57    $44
                                                     ====      ====    ====

Effective and Statutory Rate Reconciliation - A reconciliation of the U.S. statutory federal income tax rate to the Company's effective tax rate as a percentage of income before taxes (excluding earnings and taxes from affiliates accounted for on the equity method, and minority interests) is as follows:


                                                  --------------------------
                                                     For the Years Ended
                                                         December 31,
                                                  --------------------------
                                                   1996      1995      1994
                                                  -------   -------   ------
Statutory federal tax rate   ..................       35%       35%       35%
Change in valuation allowance   ...............       (2)       (6)       (2)
State taxes, net of federal tax benefit  ......        6         6         5
Foreign taxes .................................        2         -         -
Other-net  ....................................       (1)        3        (4)
                                                    ----      ----      ----
Effective tax rate  ...........................       40%       38%       34%
                                                    ====      ====      ====

Deferred Income Taxes - Deferred income taxes relate principally to accelerated depreciation methods used for tax purposes and certain other expenses which are deducted for income tax purposes, but not for financial reporting purposes. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. Deferred tax assets and deferred tax liabilities are as follows (in millions):


                                                                 ---------------------------------
                                                                        For the Years Ended
                                                                           December 31,
                                                                 ---------------------------------
                                                                   1996        1995        1994
                                                                 ---------   ---------   ---------
Differences between book and tax basis of property and total
 deferred tax liability   ....................................     $  379      $  379      $  219
Operating loss carryforwards .................................       (124)       (167)       (231)
Tax credit carryforwards  ....................................        (97)        (71)        (68)
Other deductible temporary differences   .....................        (13)         (1)        (15)
                                                                    ------      ------      ------
Total gross deferred tax asset  ..............................       (234)       (239)       (314)
Less: valuation allowance ....................................         33           9         168
                                                                    ------      ------      ------
Total net deferred tax asset .................................       (201)       (230)       (146)
                                                                    ------      ------      ------
Net deferred tax liability   .................................     $  178      $  149      $   73
                                                                    ======      ======      ======


As of December 31, 1996, the Company had federal net operating loss carryforwards for tax purposes of approximately $295 million expiring from 2001 through 2010, federal investment tax credit carryforwards for tax purposes of approximately $54 million expiring in years 2001 through 2006, foreign tax credit carryforwards of $3 million expiring in 2001 and federal alternative minimum tax credits of approximately $30 million which carryforward without expiration.

The valuation allowance increased during the current year by approximately $24 million to $33 million at December 31, 1996. This increase resulted primarily from the acquisition of foreign entities with certain pre-existing deferred tax assets, the ultimate realization of which cannot be determined on a more likely than not basis. The valuation allowance for these pre-existing deferred tax assets was recorded as acquisition adjustments and had no effect on the current year income tax expense. The $33 million valuation allowance at December 31, 1996 relates primarily to state and foreign tax credits, state operating losses, and deferred tax assets, the ultimate realization of which is uncertain. The Company believes that it is more likely than not that the remaining deferred tax assets will be realized.

The valuation allowance decreased during 1995 by approximately $159 million to $9 million. The primary reason for this decrease was the Company's purchase of the outstanding debt of AES Deepwater on January 20, 1995, which had the effect of reducing certain of the Company's deferred tax assets. The $9 million valuation allowance at December 31, 1995 related primarily to state tax credits and foreign operating losses, the ultimate realization of which is uncertain.
The Company believes that it is more likely than not that the remaining deferred tax assets will be realized.

Undistributed earnings of certain foreign affiliates aggregated $85 million on December 31, 1996. The Company considers these earnings to be indefinitely reinvested outside of the U.S. and, accordingly, no U.S. deferred taxes have been recorded with respect to the earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings.

9. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

Profit Sharing and Stock Ownership Plan - The Company has a profit sharing and stock ownership plan, qualified under section 401 of the Internal Revenue Code, which is available to all AES people. The profit sharing plan provides for Company matching contributions, other Company contributions at the discretion of the Compensation Committee of the Board of Directors, and discretionary tax deferred contributions from the participants. Participants are fully vested in their own contributions and the Company's matching contributions. Participants vest in other Company contributions over a five-year period. Company contributions to the plan were $4 million for each of the years ended 1996, 1995 and 1994.

Deferred Compensation Plans - The Company has a deferred compensation plan under which directors of the Company may elect to have a portion or all of their compensation deferred. The amounts allocated to each participant's deferred compensation account may be converted into common stock units. Upon termination or death of a participant, the Company is required to distribute, under various methods, cash or the number of shares of common stock accumulated within the participant's deferred compensation account. Distribution of stock is to be made from common stock held in treasury or from authorized but previously unissued shares. The plan terminates and full distribution is required to be made to all participants upon any changes of control of the Company (as defined therein).

In addition, the Company has an executive officers' deferred compensation plan. At the election of an executive officer, the Company will establish an unfunded, non-qualified compensation arrangement for each officer who chooses to terminate participation in the Company's profit sharing and employee stock ownership plan. The participant may elect to forego payment of any portion of his or her compensation and have an equal amount allocated to a contribution account. In addition, the Company will credit the participant's account with an amount equal to the Company's contributions (both matching and profit sharing) that would have been made on such officer's behalf if he or she had been a participant in the profit sharing plan. The participant may elect to have all or a portion of the Company's contribution converted into stock units. Dividends paid on common stock are allocated to the participant's account in the form of stock units. The participant's account balances are distributable upon termination of employment or death.

During 1995, the Company adopted a supplemental retirement plan covering certain AES people. The plan provides incremental profit sharing and matching contributions to participants that would have been paid to their accounts in the Company's profit sharing plan if it were not for limitations imposed by income tax regulations. All contributions to the plan are vested in the manner provided in the Company's profit sharing plan, and once vested are nonforfeitable. The participant's account balances are distributable upon termination of employment or death.

The Company is not obligated under any post-retirement benefit plans other than the profit sharing and deferred compensation plans described in this Note.

10. QUARTERLY DATA (UNAUDITED)

The following table summarizes the unaudited quarterly statements of operations (in millions, except per share amounts):

                               ----------------------------------------
                                         Quarters Ended 1996
                               ----------------------------------------
                               Mar 31     Jun 30     Sep 30     Dec 31
                               --------   --------   --------   -------
Sales and services .........    $ 172      $ 174      $ 205      $ 284
Gross margin ...............       74         76         85         98
Net income   ...............       29         28         32         36
Net income per share  ......    $0.38      $0.37      $0.42      $0.46


                               ----------------------------------------
                                         Quarters Ended 1995
                               ----------------------------------------
                               Mar 31     Jun 30     Sep 30     Dec 31
                               --------   --------   --------   -------
Sales and services .........    $ 169      $ 166      $ 173      $ 171
Gross margin ...............       69         69         73         74
Net income   ...............       25         27         27         28
Net income per share  ......    $0.33      $0.35      $0.36      $0.37


11. GEOGRAPHIC SEGMENTS

Information about the Company's operations in different geographic areas is as follows (in millions):

                        -----------------------
                          For the Years Ended
                             December 31,
                        -----------------------
                        1996     1995     1994
                        ------   ------   -----
Revenues
North America  ......    $554     $542    $523
South America  ......     146      131       2
Asia  ...............      45        1       -
Europe   ............      90        5       8
                         -----    -----   -----
Total ...............    $835     $679    $533
                         =====    =====   =====


                        --------------------------
                           For the Years Ended
                               December 31,
                        --------------------------
                        1996     1995      1994
                        ------   ------   --------
Operating Income
North America  ......    $258     $251      $ 245
South America  ......      21       14          -
Asia  ...............      (9)      (8)       (11)
Europe   ............       8       (4)         2
                         -----    -----      -----
Total ...............    $278     $253      $ 236
                         =====    =====      =====

                        -----------------------------
                             For the Years Ended
                                December 31,
                        -----------------------------
                         1996       1995      1994
                        --------   --------   -------
Identifiable Assets
North America  ......    $1,831     $1,693    $1,569
South America  ......       683        230        46
Asia  ...............       744        328       221
Europe   ............       364         90        79
                         -------    -------   -------
Total ...............    $3,622     $2,341    $1,915
                         =======    =======   =======

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's assets and liabilities have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value of current financial assets, current liabilities, debt service reserves and other deposits, and other assets are assumed to be equal to their reported carrying amounts. The fair value of project financing debt is estimated differently based upon the type of loan. For variable rate loans, carrying value approximates fair value. For fixed rate loans, the fair value is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates at which similar borrowing arrangements would be made under current conditions, or by the estimated discount rate a prospective seller would pay to a credit-worthy third party to assume the obligations. The carrying value and fair value of the AES Placerita capital lease have been excluded from this disclosure. The fair value of swap agreements is the estimated net amount that the Company would pay to terminate the agreements at the balance sheet date. The estimated fair values of the Debentures, 93|M/4% Notes and 101|M/4% Notes are based on the quoted market prices at December 31, 1996 and 1995.

The   estimated   fair   values   of  the  Company's  financial  instruments  at
December 31, 1996 and 1995 are as follows (in millions):

                               -------------------------------------------------
                                         1996                     1995
                               ------------------------- -----------------------
                               Carrying                  Carrying
                                Amount      Fair Value   Amount      Fair Value
                               ----------   ------------ ---------   -----------
Project financing debt  ....      $1,562        $1,562      $1,071       $1,078
Other notes payable  .......         538           560         175          180
Interest rate swaps  .......           -            68           -          137


The fair value estimates presented herein are based on pertinent information available as of December 31, 1996 and 1995. The Company is not aware of any factors that would significantly affect the estimated fair value amounts since that date.

13. SUBSEQUENT EVENTS

On June 30, 1997, AES acquired the international assets of Destec Energy, Inc. ("Destec") for a total of $436 million. The purchase will include five electric generating plants and a number of power projects in development. The plants to be acquired by AES (with ownership percentages in parenthesis) include a 110 MW gas-fired combined cycle plant in Kingston, Canada (50%); a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50%); a 140 MW gas-fired simple cycle plant in Cornwall, England (100%); a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99%); and a 1600 MW coal-fired plant in Victoria, Australia (20%).

In May 1997, the Company and its partner, CEA acquired an aggregate of 90% (AES acquired 60% and CEA acquired 30%) of two integrated electricity companies of ESEBA serving certain portions of the province of Buenos Aires, Argentina for an aggregate purchase price of $565 million. The remaining 10% will be owned by the employees of each of the two acquired companies.

On May 8, 1997, AES completed its amalgamation with AES China Generating Co. Ltd. (see Note 7). As a result of the amalgation the Company issued approximately 2.5 million shares of AES Common Stock in exchange for all of the outstanding AES Chigen Class A Common Stock.

In May 1997, AES through a consortium agreed to acquire approximately 13% of CEMIG, an integrated electric utility service in the State of Minas Gerais for approximately $1 billion. These shares also represent a 33% voting interest in CEMIG.

  (b)  Unaudited Pro Forma Consolidated Financial Information

The following tables and related notes present financial information at and for the periods presented herein to give effect on a pro forma basis to the Company's acquisitions of Destec's international assets and the interest in CEMIG. The following pro forma information also gives effect to the financing of the ESEBA Acquisition but does not give effect to the ESEBA Acquisition itself because separate historical financial results of the two distribution companies acquired by the Company pursuant to the ESEBA Acquisition are not separately available. There can be no assurance that inclusion of such historical financial information would not have had a material adverse effect on the following pro forma financial information. The Company believes that the historical operating results of ESEBA are not indicative of the future operating results of the two distribution companies acquired in the ESEBA Acquisition because, among other things (i) these distribution companies will be operated as separate entities rather than as part of a unified company and (ii) in connection with the ESEBA Acquisition AES negotiated new labor and concessionary arrangements. The unaudited pro forma adjustments are based upon available information and certain assumptions and estimates which the Company believes are reasonable under the circumstances. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they intended to be a projection of future results. The unaudited pro forma financial information should be read in conjunction with the notes herein.

The following unaudited pro forma consolidated statements of operations information combine the results of AES's investment in CEMIG and Destec and the ESEBA financing for the year ended December 31, 1996 and the quarter ended March 31, 1997 as if the acquisitions had occurred on January 1, 1996.


                                                       Year Ended December 31, 1996(1)(2)
                                        -------------------------------------------------------------------
                                                                  Adjustments                  Pro Forma
                                                  Adjustments   for the ESEBA   Adjustments    for certain
                                        Actual      for CEMIG       financing    for Destec   acquisitions
                                        -------- ------------- ---------------  ------------  -------------
In millions, except per share data
Statements of Operations Data:
Total revenues ........................  $  835      $     -       $      -      $  441(4)     $ 1,276
Total operating cost and expenses   ...     557            -              -         421(4)         978
                                         -------     -------       --------      --------      -------
Operating income  .....................     278            -                         20            298
Other income and (expense):
Interest expense  .....................    (144)         (56)           (35)        (10)          (245)
Interest income   .....................      24            -              -           -             24
Equity in earnings of affiliates ......      35           50              -           -             85
                                         -------     -------       --------      --------      -------
Income (loss) before income taxes and
 minority interest   ..................     193           (6)           (35)         10            162
Income tax (benefit) ..................      60          (22)           (14)          1             25
Minority interest .....................       8            5              -           -             13
                                         -------     -------       --------      --------      -------
Net income (loss) .....................  $  125      $    11       $    (21)     $    9        $   124
                                         =======     =======       ========      ========      =======
Net income (loss) per share(3)   ......  $ 1.62      $  0.14       $  (0.27)     $ 0.11        $  1.55
                                         =======     =======       ========      ========      =======

                                                            Quarter Ended March 31, 1997(1)(2)
                                           -------------------------------------------------------------------
                                                                   Adjustments
                                                                       for the                    Pro Forma
                                                     Adjustments         ESEBA     Adjustments    for certain
                                           Actual      for CEMIG     financing      for Destec   acquisitions
                                           -------- ------------- -------------    ------------  -------------
In millions, except per share data
Statements of Operations Data:
Total revenues ...........................  $  261     $       -     $       -      $   39         $  300
Total operating cost and expenses   ......     183             -             -          36            219
                                            -------      --------      --------     ------         ------
Operating income  ........................      78             -             -           3             81
Other income and (expense):
Interest expense  ........................     (44)          (13)           (8)         (3)           (68)
Interest income   ........................       8             -             -           -              8
Equity (loss) in earnings of affiliates         16             3             -           1             20
                                            -------      --------      ---------    ------         ------
Income (loss) before income taxes and
 minority interest   .....................      58           (10)           (8)          1             41
Income taxes (benefit)  ..................      16            (5)           (3)         (1)             7
Minority interest ........................       2             -             -           -              2
                                            -------      --------      ---------    ------         ------
Net income (loss) ........................  $   40     $      (5)    $      (5)     $    2         $   32
                                            =======      ========      =========    ======         ======
Net income (loss) per share(3)   .........  $ 0.50     $   (0.06)    $   (0.06)     $ 0.02         $ 0.39
                                            =======      ========      =========    ======         ======


The following unaudited pro forma consolidated balance sheet information represents AES's financial position at March 31, 1997 as if the recent acquisitions described above had occurred on that date.


                                                        As of March 31, 1997(1)(2)
                                     ------------------------------------------------------------------
                                                             Adjustments
                                                                 for the                   Pro Forma
                                               Adjustments         ESEBA    Adjustments    for certain
                                      Actual     for CEMIG     financing     for Destec   acquisitions
                                     -------- ------------- -------------   ------------  -------------
In millions
Balance Sheet Data:
Current assets .....................  $  730       $    -       $    -      $  (103)       $   627
Non-current assets   ...............   3,348        1,038          390          388          5,164
                                      -------      -------      -----       -------        -------
Total assets   .....................  $4,078       $1,038         $390      $   285        $ 5,791
                                      =======      =======      =====       =======        =======
Current liabilities  ...............  $  276       $  343         $242      $    56        $   917
Long-term liabilities   ............   2,450          656          148          229          3,483
Minority interest ..................     211           39            -            -            250
Company-obligated mandatorily
 redeemable preferred securities
 of AES Trust I   ..................     250            -            -            -            250
Shareholders' equity ...............     891            -            -            -            891
                                      -------      -------      -----       -------        -------
Total liabilities and shareholders'
 equity  ...........................  $4,078       $1,038         $390      $   285        $ 5,791
                                      =======      =======      =====       =======        =======

(1) Basis of presentation:

     The Company's acquisition of the Destec international assets is being accounted for as a purchase. The purchase price allocation has been prepared on a preliminary basis pending completion of engineering, environmental, legal and valuation analyses, all of which are ongoing. The excess of the purchase price over the net assets acquired will be amortized over 40 years. The Company intends to sell its interest in the Hazelwood project and as a result, the financing costs and equity in earnings related to such interest are treated as adjustments to the Destec purchase price allocation.

     The Company's purchase of an economic interest of approximately 13% in CEMIG, which also represents an approximate voting interest of 30%, has been recorded as an investment in subsidiaries, and will be accounted for using the equity method. The purchase price allocation has been prepared, on a preliminary basis pending completion of engineering, environmental, legal and valuation analyses, all of which are ongoing. The excess of the purchase price over the net assets acquired will be amortized over 40 years.

     The following pro forma information also gives effect to the financing for the ESEBA Acquisition but does not give effect to the ESEBA Acquisition itself because separate historical financial results of the two distribution companies acquired by the Company pursuant to the ESEBA Acquisition are not separately available.

     The summary unaudited pro forma financial information has been prepared based on the Company's estimate of CEMIG's and Destec's financial position and results of operations in conformity with U.S. GAAP.

     Equity in earnings of CEMIG has been translated at the average exchange rate during the year of R$1.04 to U.S.$1.00. The statement of operations for the quarter ended March 31, 1997 has been translated at the average exchange rate during the quarter of R$1.07 to U.S.$1.00.

     Income taxes have been recorded based on the historical rates in effect, adjusted as necessary, to reflect any incremental U.S. federal income taxes.

(2) Financing  -  For  purposes of the unaudited pro forma financial information
presented   herein,   the  acquisitions  are  assumed  to  be  funded,  and  the adjustments are calculated, as follows:

     (a) The acquisition of the Destec international assets is assumed to be funded through the use of the proceeds from the $250 million TECONS offering, the net proceeds of the $150 million offering of AES Common Stock, and funds available under the Company's Revolver.

     (b) The ESEBA financing is assumed to be funded through the use of the ESEBA Bridge of $200 million, project financing debt of $148 million at an interest rate of 7.4% related to the ESEBA Acquisition, and the drawdown of funds available under the Company's Revolver.

     (c) The acquisition of the Company's interest in CEMIG has been funded assuming the use of the CEMIG Bridge of $250 million at an interest rate of 8.25%, the AES Bridge Loan of $200 million at an interest rate of 7.75%, and project financing of $126 million at an interest rate of 9.75%, provided by
BNDES, the State Development Bank of Brazil. The remaining portion of the purchase price amounting to approximately $527 million is deferred, by contract, for a period of one year. Such obligation bears no interest and has been guaranteed by BNDES for a fee of 1% per year which is included in interest expense. No additional subsequent financing costs are assumed in these pro formas.

(3) Earnings per share for the Destec pro forma adjustment columns and those columns that include Destec adjustments are calculated including 2.55 million shares of AES Common Stock issued to finance that acquisition as though they were issued January 1, 1996, but are not adjusted to reflect the issuance of approximately 2.50 million shares of AES Common Stock in connection with the Chigen Amalgamation in May 1997.

(4) Includes $384 million and $370 million of revenues and costs, respectively, in the fiscal year ended 1996 and $9 million and $8 million, respectively, for the quarter ended March 31, 1997, related to services performed under construction contracts for the Elsta, Kingston, and Hazelwood projects. These projects will be substantially complete in the near future and, as a result, such revenue and costs will not continue after contract completion. The Company's share of profits (based on its ownership interest in each respective project) resulting from services performed under these contracts is deferred and amortized over the life of the respective project.

(c) Exhibits:

10.1 Amendment No.1 dated May 22, 1997 to the Credit Agreement among the Company, the banks party thereto, the fronting banks party thereto, and Morgan Guaranty Trust Company of New York, as Agent.

23.1 Consent of Deloitte & Touche LLP.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE AES CORPORATION
                                            -------------------
                                                (Registrant)

Date: July 3, 1997                          By /s/ Barry J. Sharp
                                              ---------------------------
                                               Barry J. Sharp
                                               Chief Financial Officer